SCHEDULE 14A

                INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

Filed by the Registrant                            [X]
Filed by a Party other than the Registrant         [  ]

Check the appropriate box:
[  ]     Preliminary Proxy Statement
[X ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                            JP REALTY, INC.
           (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-
         6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction
                 applies:
         (2)     Aggregate number of securities to which transaction
                 applies:
         (3)     Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:
         [  ]    Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount previously paid:
         (2)     Form, schedule or registration statement no.:
         (3)     Filing party:
         (4)     Dated filed:
                            JP REALTY, INC.
                          35 Century Park-Way
                      Salt Lake City, Utah 84115



               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To Be Held April 30, 1997

To the Stockholders of
JP REALTY, INC.:

         The 1997 Annual Meeting of Stockholders of JP Realty, Inc. (the "Company") will be held at the Utah Briefing Center on the sixth floor of the Chamber of Commerce Building, 175 East 400 South, Salt Lake City, Utah, on Wednesday, April 30, 1997, at 10:00 a.m., MDT, for the following purposes:

         1. To elect seven directors to serve on the Company's Board of Directors until the 1998 Annual Meeting of Stockholders;

         2. To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for 1997; and

         3. To transact such other business as may properly come before the 1997 Annual Meeting or any postponements and adjournments thereof.

         The close of business on March 24, 1997 has been fixed by the Company's Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the 1997 Annual Meeting or any adjournments thereof.

         We hope all stockholders who can do so will attend the 1997 Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of follow-up mailings to ensure the presence of a quorum at the 1997 Annual Meeting. If you attend the 1997 Annual Meeting, you may revoke your proxy and vote your shares in person.

         THE ENCLOSED PROXY IS BEING SOLICITED BY THE
BOARD OF DIRECTORS OF THE COMPANY.  THE BOARD OF
DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
THE PROPOSED ITEMS.

                                          By Order of the Board of Directors,
                                          /s/Paul K. Mendenhall

                                          Paul K. Mendenhall
                                          Secretary

Salt Lake City, Utah
March 31, 1997

                            JP REALTY, INC.
                            PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD APRIL 30, 1997


         This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of JP Realty, Inc., a Maryland corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders of the Company to be held at the Utah Briefing Center on the sixth floor of the Chamber of Commerce Building, 175 East 400 South, Salt Lake City, Utah, on Wednesday,
April 30, 1997, at 10:00 a.m., MDT, or at any postponements or adjournments thereof (the "Annual Meeting").

         Stockholders are requested to complete, date and sign the enclosed proxy card (the "Proxy") and return it in the postage-prepaid envelope provided.

         Valid Proxies will be voted as specified thereon at the Annual Meeting. Any stockholder giving a Proxy in the accompanying form retains the power to revoke such Proxy at any time prior to its exercise by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date or upon request if the stockholder attends the Annual Meeting and chooses to vote in person. Any notice of revocation sent to the Company must include the stockholder's name and must be received prior to the Annual Meeting to be effective. If a Proxy is properly signed, returned without specifying any instructions and not revoked prior to the Annual Meeting, the shares represented by such Proxy will be voted FOR the election of the five nominees to serve as directors until the 1998 Annual Meeting of Stockholders and FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for 1997.

         This Proxy Statement, the Notice of Annual Meeting of
Stockholders and the Proxy are first being sent to stockholders on or about March 31, 1997.


                             ANNUAL REPORT

         This Proxy Statement is accompanied by the Annual Report to Stockholders of the Company for the year ended December 31, 1996, including financial statements audited by Price Waterhouse LLP, the Company's independent auditors, and their report thereon, dated January 29, 1997.


                   VOTING SECURITIES AND RECORD DATE

         Holders of shares of Common Stock, $.0001 par value, of the Company (the "Common Stock") will be entitled to one vote for each share of Common Stock held of record at the close of business on March 24, 1997 (the "Record Date"), with respect to the election of five of the seven directors of the Company, the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors and any other proposal for stockholder action as may properly come before the Annual Meeting. Holders of shares of Price Group Stock, $.0001 par value, of the Company (the "Price Group Stock") vote together as a single class with the holders of Common Stock on the foregoing matters and are entitled to one vote for each share of Price Group Stock held of record at the close of business on the Record Date. In addition, holders of shares of Price Group Stock have other voting rights as specified below under "ELECTION OF DIRECTORS." Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining whether a quorum is present at the Annual Meeting and each is tabulated separately. The shares of Common Stock and Price Group Stock represented by valid
Proxies which abstain with respect to any matter will not be counted as an affirmative vote in determining whether the requisite vote of the shares were cast in favor of that matter.

         The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (a) for the election by the holders of Common Stock and Price Group Stock of the five nominees to serve as directors, a plurality of the shares of Common Stock and Price Group Stock, voting together as a single class, present or represented by Proxy at the Annual Meeting; (b) for the election by the holders of Price Group Stock of the two remaining nominees to serve as directors, a plurality of the shares of Price Group Stock, present or represented by Proxy at the Annual Meeting; and (c) for the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the calendar year ending December 31, 1997, a majority of the shares of Common
Stock and Price Group Stock, voting together as a single class.

         As of the Record Date, the Company had issued and outstanding 17,384,317 shares of Common Stock and 200,000 shares of Price Group Stock.


                       1.  ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of seven directors: John Price, G. Rex Frazier, Warren P. King, James A. Anderson, Allen P. Martindale, Sam W. Souvall and Albert Sussman.


         Under the Company's Articles of Incorporation, for the period that John Price, his spouse and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts created for their benefit, and entities which any of the foregoing control (together, the "Price Group") continue to hold a combined 10% or greater direct or indirect economic interest in Price Development Company, Limited Partnership, a Maryland limited partnership ("PDC"), in which the Company holds an 83% general partner interest and through which the Company conducts all of its business, the holders of Price Group Stock will elect two of the seven members of the Board of Directors and the holders of Common Stock and Price Group Stock, voting together as a single class, will elect the remaining five members of the Board of Directors.

         Five persons have been nominated by the Board of Directors for election as directors by the holders of Common Stock and Price Group Stock, voting together as a single class, at the Annual Meeting to serve until the 1998 Annual Meeting of Stockholders and until their respective successors are elected or appointed. It is intended that the shares of Common Stock and Price Group Stock represented by properly executed Proxies will be voted by the Proxy holders FOR the re-election of the five nominees listed below, unless authority to so vote is withheld. If the candidacy of any of such nominees should, for any reason, be withdrawn, the Proxy holders will vote in favor of the remaining nominees and for such substituted nominees (if any) as shall be designated by the Proxy holders. The Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve as a director if re-elected.

         The following information is furnished regarding the nominees for election by the holders of Common Stock and Price Group Stock, voting together as a single class.

         John Price, age 63, was appointed to serve in his current capacity as the Chairman of the Board of Directors and Chief Executive Officer in September, 1993. Mr. Price formed Fairfax Realty, Inc. ("Fairfax") in 1972, and its predecessor, John Price Associates, Inc., a construction company, in 1957. Mr. Price has developed and built substantial retail and commercial real estate in his 39 years of real estate activity and has been involved in all facets of real estate development, construction, leasing, management and financing. He is a director and on the Executive Committee of Alta Industries - Utah, Ltd. (a distributor and manufacturer of steel products). Mr. Price is also a trustee of the University of Utah and is a member of the Advisory Board of the First Security Bank of Utah, N.A. Mr. Price is a graduate of the University of Utah.

         G. Rex Frazier, age 53, was appointed to serve in his current capacity as President and Chief Operating Officer in September, 1993.
Mr. Frazier has served as President and Chief Operating Officer of Fairfax since 1986, prior to which he had served as Executive Vice President, Vice President-Finance and Director of Finance. He became a director of the Company in 1993. Mr. Frazier has been involved in the real estate industry since 1976. He is a certified public accountant and, prior to joining Fairfax, worked as an audit supervisor with Touche Ross & Company. Mr. Frazier is a graduate of the University of Utah.

         Warren P. King, age 59, has been a director since the formation of the Company and was appointed Vice Chairman of the Board of Directors in August, 1994. Prior to the formation of the Company, Mr.
King had served as Vice Chairman of the Board of Directors and Chairman of the Finance Committee of Fairfax since 1977, and has been involved in the real estate industry since 1974. He is the President and Chief Executive Officer and director of Alta Industries - Utah, Ltd. Mr. King is also a director of A.T.S. Industrial Supply (an industrial tool and supply distributor) and is on the Advisory Board of Gibbons & Reed (a general contractor). He is a certified public accountant. Mr. King is a graduate of Stevens Henager Business College.

         James A. Anderson, age 61, has been a director since the formation of the Company. From April, 1978 to March, 1993, Mr. Anderson was the Chairman of the Board of Directors of the State of California Mining and Geology Board. He also was the Executive Vice President of Fulcrum Management, Inc. (a public and private natural resource venture capital investment company) from 1987 to 1991, and was a director of Venture Trident Ltd. Partnership (the parent company of Fulcrum Management, Inc.). He also served as a director of Homestake Mining Company from 1980 to 1987 and as Executive Vice President from 1979 to 1987. Mr. Anderson received his bachelor's degree in geological engineering from the University of Utah, his masters degree in mining and geology and his doctorate in economic geology from Harvard University, and a degree in business administration from the Stanford University Executive Program.

         Sam W. Souvall, age 76, has been a director since the formation of the Company. Since 1979, Mr. Souvall has been Chairman of the Board of Alta Industries - Utah, Ltd. and, from 1970 to 1978, was President and Chief Executive Officer of that company. From 1972 to 1984, Mr. Souvall served as a director of Valley Bank & Trust Company and as Chairman from 1984 to 1988. Mr. Souvall also served as Chairman of the Board of Directors of Utah Bancorporation from 1980 to 1988, and as President and Chief Executive Officer of Souvall Bros. Intermountain Wholesalers from 1946 to 1969.

         The Board of Directors recommends a vote FOR the election of Messrs. Price, Frazier, King, Anderson and Souvall as directors of the Company.

         The following information is furnished regarding the two nominees who will be elected by the holders of Price Group Stock at the Annual Meeting.

         Allen P. Martindale, age 65, has been a director since the formation of the Company. Since 1988, Mr. Martindale has served as the President of A.P.M. Associates (a management consulting firm).
Mr. Martindale has served as a director of Smith's Food and Drug
Center, Inc. (a retail food and drug store) since 1970 and served such company in several senior executive capacities since that date, including Chairman of the Board of Directors and Chief Executive Officer. He also served as President and Chief Executive Officer of Arden-Mayfair from 1964 to 1970. Mr. Martindale is a certified public accountant and a graduate of the University of California at Los Angeles.

         Albert Sussman, age 80, has been a director since the formation of the Company. Since January, 1985, Mr. Sussman has been the Senior Advisor and a lifetime member of the Board of Trustees of the International Council of Shopping Centers, an organization of which he had previously served as executive head for 28 years. From 1987 to 1988, Mr. Sussman was a consultant to LaSalle Partners (a national firm which specializes in the management and investment of real estate properties held by major corporations) and he also was a consultant to Kimco Realty Corporation (a public company owning/managing small and medium-size shopping centers). Mr. Sussman is a graduate of the City College of New York.

         Vacancies occurring on the Board of Directors as a result of (i) the removal of a director for cause may be filled by either the stockholders of the Company or a majority of the remaining directors,
(ii) an increase in the size of the Board of Directors may be filled by either the stockholders of the Company or a majority of the entire Board of Directors, or (iii) any cause except for an increase in the size of the Board of Directors shall be filled by a majority of the remaining directors. Vacancies occurring on the Board of Directors as a result of the death, resignation, removal or retirement of a director elected by the holders of Price Group Stock shall be filled by holders representing a majority of the outstanding shares of Price Group Stock. In addition, any change in the size of the Board of Directors must be approved by holders representing a majority of the outstanding shares of Price Group Stock.

         There is no familial relationship among any of the members of the Board of Directors or executive officers of the Company.


            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Price Waterhouse LLP as the independent auditors to examine the accounts of the Company for the 1997 calendar year. Price Waterhouse LLP has served as the Company's independent auditors since the Company was formed. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the shares of Common Stock, the Board of Directors will review its future selection of auditors.

         A member of Price Waterhouse LLP is expected to be in attendance at the Annual Meeting to make a statement and to respond to questions.

         The Board of Directors recommends a vote FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors.


                BOARD OF DIRECTORS, COMMITTEE MEETINGS
                     AND COMPENSATION OF DIRECTORS

Board of Directors and Committees of the Board of Directors

         During the fiscal year ended December 31, 1996, the Board of Directors held six meetings. Each of the Company's directors attended at least 75% of the board meetings and assigned committee meetings held in 1996.

         The Board of Directors has three standing committees: the Audit Committee, the Executive Committee and the Executive Compensation
Committee. The Company does not have a standing nominating committee; the usual functions of such committee are performed by the entire Board of Directors.

         Executive Committee. John Price (Chairman), G. Rex Frazier and Warren P. King are members of the Executive Committee. Such Committee, which met 35 times in 1996, has the authority to acquire, dispose of and finance investments for the Company and to authorize the execution of contracts and agreements, including those related to the borrowing of money by the Company, and to generally exercise all other powers of the Board of Directors, except as prohibited by law.

         Audit Committee. Warren P. King (Chairman), Allen P. Martindale and Sam W. Souvall are members of the Audit Committee.
Such Committee, which met three times in 1996, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

         Executive Compensation Committee. Warren P. King (Chairman), James A. Anderson and Sam W. Souvall are members of the Executive Compensation Committee. Such Committee, which met once in 1996, determines compensation for the Company's executive officers and administers and reviews the Company's 1993 Stock Option Plan.

Compensation of Directors

         The Company pays an annual fee of $15,000 to its non-employee directors. Directors who are employees of the Company are not paid any directors' fees. The Company also reimburses directors for travel expenses incurred in connection with their activities on behalf of the Company. In addition, on the date of each annual meeting of the Company's stockholders, each non-employee director then in office receives an annual grant of options to purchase 1,000 shares of Common Stock at the then current market price. Additionally, each non-employee director is granted options to purchase 10,000 shares of Common Stock at the then current market price upon its election as a member of the Executive Committee, and options to purchase an additional 2,000 shares at the then current market price on the date of each annual meeting of the Company's stockholders thereafter that such non-employee director continues as a member of the Executive Committee.


                        EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information concerning the compensation paid by the Company to its Chief Executive Officer and Chairman of the Board of Directors and to its President and Chief
Operating Officer, Vice President and General Counsel, Vice President of Leasing/Development, and Vice President of Finance and Secretary, the Company's four most highly compensated executive officers other than the Chief Executive Officer (together with the Chief Executive Officer, the "Named Executive Officers").


               Annual Compensation       Long-Term Compensation Awards
               -------------------       -----------------------------
Name and Principal                                                       Securities                  All Other
Positions            Year         Salary($)    Bonus($)(1)         Underlying Options(#)        Compensation($)
------------------   ----         ---------    -----------         ---------------------        ---------------
John Price(2)         1996          $115,000      $86,250                  -                        $11,767(3)
 Chief Executive      1995          $100,000       45,000                  -                          9,397(4)
 Officer and          1994          $100,000         -                  265,000                       7,381(5)
 Chairman of the
 Board

G. Rex Frazier        1996          $130,000      $97,500                 12,500                    $11,007(3)
 President and        1995          $125,000       56,250                  -                         16,440(4)
 Chief Operating      1994          $125,000         -                    50,000                      9,875(5)
 Officer

David R. Sabey        1996          $100,000      $33,000                  5,000                     $8,925(3)
 Vice President       1995          $ 97,500       19,305                  -                          7,836(4)
 and General          1994          $ 97,500         -                    20,000                      4,125(5)
 Counsel


Thomas L. Mulkey      1996          $100,000      $50,000                 10,000                     $7,581(3)
 Vice President-      1995          $ 97,000       29,100                  -                          8,293(4)
 Leasing/Development  1994          $ 97,000         -                    30,000                      3,574(5)

Paul K. Mendenhall    1996          $ 80,000      $40,000                 10,000                     $9,194(3)
 Vice President-      1995          $ 77,500       23,250                  -                          9,272(4)
 Finance and          1994          $ 70,000         -                    30,000                      7,396(5)
 Secretary

-----------------
(1) Bonuses received for 1995 and 1996 were paid in February, 1996 and 1997, respectively.
(2) Mr. Price receives a minimum of $100,000 in annual compensation and participates in other standard benefit programs available to senior executives generally pursuant to a year-to-year employment and non-competition agreement that was entered into on January 21, 1994, the closing date of the Company's initial public offering (the "IPO").

(3) Amounts received in 1996 for each of the Named Executive Officers are as follows:

                  Health        Life                      Retirement
                 Insurance     Insurance    401(k) Plan      Plan          Total
                  ---------     ---------    -----------   ----------       -----
John Price        $6,264        $1,053        $1,000       $3,450         $11,767
G. Rex Frazier     5,675           432         1,000        3,900          11,007
David R. Sabey     4,772           153         1,000        3,000           8,925
Thomas L. Mulkey   3,370           153         1,000        3,058           7,581
Paul K. Mendenhall 5,487           261         1,000        2,446           9,194

(4)      Amounts received in 1995 for each of the Named Executive Officers are as follows:

                  Health        Life                      Retirement
                 Insurance     Insurance    401(k) Plan      Plan          Total
                  ---------     ---------    -----------   ----------       -----

John Price        $ 4,344      $ 1,053      $ 1,000       $ 3,000           $ 9,397
G. Rex Frazier     11,258          432        1,000         3,750            16,440
David R. Sabey      3,758          153        1,000         2,925             7,836
Thomas L. Mulkey    4,230          153        1,000         2,910             8,293
Paul K. Mendenhall  5,686          261        1,000         2,325             9,272

(5)      Amounts received in 1994 for each of the Named Executive Officers are as follows:

                  Health        Life                      Retirement
                 Insurance     Insurance    401(k) Plan      Plan          Total
                  ---------     ---------    -----------   ----------       -----
John Price        $ 6,719        $ 162        $ 500           -             $ 7,381
G. Rex Frazier      9,213          162          500           -               9,875
David R. Sabey      3,463          162          500           -               4,125
Thomas L. Mulkey    2,912          162          500           -               3,574
Paul K. Mendenhall  6,734          162          500           -               7,396

Option Grants for Calendar Year 1996

                    The following table sets forth as to each of the Named Executive Officers information with respect to option grants during 1996.

                               Option Grants in Fiscal 1996

                  Number of
                  Securities     Percent of Total                                         Potential Realizable Value
                  Underlying     Options Granted      Exercise                            at Assumed Annual Rates of
                   Options       to Employees in      of Base                             Stock Price Appreciation
    Name          Granted(#)      Fiscal Year (%)    Price($/Sh)    Expiration Date          for Option Term(1)
--------------   ------------   -----------------   ------------    ----------------   ---------------------------------
                                                                                            5%($)             10%($)
                                                                                       ---------------    --------------
John Price           -                 -                 -               -                   -                  -
G. Rex Frazier     12,500            11.71%            $20           1/31/06             $157,224            $398,437
David R. Sabey      5,000             4.68%             20           1/31/06               62,891             159,375
Thomas L. Mulkey   10,000             9.37%             20           1/31/06              125,779             318,748
Paul K. Mendenhall 10,000             9.37%             20           1/31/06              125,779             318,748

(1)       These amounts represent certain assumed rates of appreciation only.  Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock.

Option Exercises/Values of Unexercised Options

            The following table sets forth as to each of the Named Executive Officers information with respect to option exercises during 1996 and unexercised options on December 31, 1996.

                                  Aggregated Option Exercises in Last Fiscal Year
                                       and Fiscal Year-End Option Values(1)

                                                 Number of Securities                  Value of Unexercised
                    Shares                       Underlying Unexercised                In-The-Money Options
                   Acquired                     Options at Fiscal Year-End(#)       at Fiscal Year-End ($)(2)
                      on         Value          -----------------------------    -----------------------------
    Name         Exercise(#)    Realized($)     Exercisable     Unexercisable    Exercisable     Unexercisable
--------------   -----------    -----------     -----------     -------------    -----------     -------------
John Price            -              -            53,000           159,000         $443,875        $1,331,625
G. Rex Frazier       325          $2,275          19,675            42,500          164,778           324,688
David R. Sabey        -              -             8,000            17,000           67,000           129,875
Thomas L. Mulkey      -              -            12,000            28,000          100,500           209,500
Paul K. Mendenhall   572           5,005          11,428            28,000           95,710           209,500
_________________

(1)       No SARs are held by any of the Named Executive Officers.
(2)       In accordance with the rules of the Securities and Exchange Commission (the "Commission"), values are calculated by subtracting the exercise price of an option from the fair market value of the underlying
          Common Stock.  For purposes of this table, fair market value is deemed to be $25.875, the closing price of the Common Stock reported for the New York Stock Exchange on December 31, 1996.


Report on Executive Compensation

         This report is presented to describe the compensation policies applied by the Executive Compensation Committee of the Board of Directors with regard to the Company's executive officers and the basis for the compensation of John Price, Chief Executive Officer of the Company, for the year 1996.

         Compensation Philosophy. The Company's compensation program for executive officers is based upon a desire to achieve both its short-term and long-term business goals and strategies with a view to enhancing stockholder value. To achieve its goals, the Company recognizes that it must adopt a compensation program which will attract, retain and motivate qualified and experienced executive officers and that its compensation program should align the financial interests of its executive officers with those of its stockholders.

         Compensation of Executive Officers (other than the Chief
Executive Officer). Each year, the Executive Compensation Committee reviews the compensation of each executive officer of the Company for the previous year. In approving the 1996 annual salary for each of the executive officers, the Executive Compensation Committee considered several factors, including the individual's salary for the previous year, the individual's anticipated bonus (if any) for the previous year, the scope of the individual's responsibilities, the recommendations of management as to salary and bonus formula for the subsequent year, the Company's historical financial results and the Company's anticipated financial performance. The compensation determination for each individual was largely subjective, and no specific weight was given to any particular factor. In addition to their base salaries, these executive officers of the Company are eligible to participate in the Management Incentive Compensation Plan described below and to receive discretionary bonuses tied to their individual performances and the overall performance of the Company.

          Compensation of Chief Executive Officer. The Executive Compensation Committee determined the 1996 annual salary for John
Price, Chief Executive Officer of the Company, based upon a number of factors and criteria, including the Company's historical financial results, the Company's anticipated financial performance and the requirements of Mr. Price. Based on a survey of comparable companies, the Executive Compensation Committee determined that salary paid to Mr.
Price was reasonable in comparison to the group surveyed for 1996. As Chief Executive Officer of the Company, Mr. Price is also eligible to participate in the Management Incentive Compensation Plan described below and to receive discretionary bonuses tied to his individual performance and the overall performance of the Company.

          1993 Stock Option Plan. The Company believes that providing executive officers with opportunities to acquire significant equity stakes in its growth and prosperity through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for the Company's executive officers. Stock options are generally awarded to executive officers at the time that they join the Company and periodically thereafter. The exercise price of stock options has thus been tied to the fair market value of the Company's Common Stock on the date of the grant, and will only have value if the value of the Common Stock increases. The size of the initial grants of stock options made to the existing executive officers was determined in connection with the formation of the Company. As of December 31, 1996, there has been only one additional grant of stock options under the plan. Future grants of stock options to executive officers will generally be made by the Executive Compensation
Committee upon the recommendation of management and be based upon the level of each executive officer's position with the Company, an evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted options, and discussions with the executive officer.

            Management Incentive Compensation Plan. The Company established an incentive compensation plan for its officers beginning in 1995. The plan provides that each officer will earn a cash bonus for a calendar year equal to a percentage of his annual base salary provided that funds from operations per share of Common Stock increase at specified levels as compared to the previous year. The Executive Compensation Committee will review the plan at the end of each fiscal year to determine if it should be retained or revised to take into consideration future developments.

                    Executive Compensation Committee

                         Warren P. King, Chairman
                           James A. Anderson
                            Sam W. Souvall

Compensation Committee Interlocks and Insider Participation

           John Price, Chief Executive Officer of the Company, is a director of Alta Industries - Utah, Ltd.; Warren P. King is the President and Chief Executive Officer of Alta Industries - Utah, Ltd. and is the Chairman of the Executive Compensation Committee of the Company's
Board of Directors.


                     SHARE PERFORMANCE GRAPH

          The graph and table set forth below compare the cumulative total stockholder return on the Company's Common Stock for the period of January 21, 1994 through December 31, 1995, with the NAREIT
Equity Retail REIT and NAREIT Equity Mall REIT Total Return
Indices, and the S&P 500 Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on January 21, 1994, the date trading of the Common Stock commenced on the New York Stock Exchange, and the reinvestment of all dividends.


[graph]

         12/94   1/95    2/95     3/95    4/95    5/95     6/95    7/95    8/95     9/95    10/95   11/95    12/95
Equity   100.00  97.90   100.00   99.08   98.19   101.92   103.69  105.84  104.36   105.81  101.29  100.48   105.10
Retail
REIT

Equity   100.00  97.53   99.09    98.75   98.28   101.89   102.95  103.83  101.69   103.27  99.75   97.53    103.00
Mall
REIT

S&P 500  100.00  102.60  106.58   109.74  112.92  117.39   120.15  124.15  124.48   129.70  129.25  134.93   137.43
Index

JP       100.00  97.62   95.24    96.43   92.40   99.09    99.70   101.67  99.19    102.29  103.68  100.52   112.77
Realty,
Inc.


         The foregoing Share Performance Graph and the Report on
Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

         There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

        COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10%
of the outstanding shares of Common Stock ("10%
Stockholders") to file with the Commission and the New York
Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Stockholders are required by the Commission's regulations to furnish the Company with copies of all
Section 16(a) forms and amendments thereto filed during any given year.

         Based on review of the copies of such reports and amendments thereto furnished to the Company and written representations from the Company's directors, executive officers and 10% Stockholders that no other reports were required to be filed, the Company believes that for the year ended December 31, 1996, the Company's directors, executive officers and 10% Stockholders complied with all
Section 16(a) filing requirements applicable to them.

                     CERTAIN TRANSACTIONS

Formation Transactions

         The Company commenced operations in January, 1994 upon completion of a series of transactions intended to allow it to reorganize and continue the business of certain affiliated companies (the "Predecessor Companies") owned by John Price, Chairman of the Board of Directors and Chief Executive Officer of the Company. Under the reorganization, certain properties (or interest therein) were transferred to PDC. Immediately prior to the closing of the IPO, certain Predecessor Companies owed approximately $30.8 million to Fairfax, a company which is wholly owned by John Price and is the company through which the principal operations of the Predecessor Companies were conducted. Fairfax borrowed funds from third-party lenders in order to provide loans to these Predecessor Companies during the development and lease-up periods of certain properties. Upon closing of the IPO, PDC repaid (out of proceeds from the IPO) that amount of principal plus accrued interest that Fairfax owed to third-party lenders as of such date. The remaining debt was contributed by Fairfax to (i) the Company in exchange for 200,000 shares of Price Group Stock and (ii) PDC in exchange for 250,400 units of limited partner interest in PDC ("PDC Units").

Management Contracts

         The Company provides third-party management services for certain properties owned directly or indirectly by John
Price as follows: (i) an office building in Salt Lake City, Utah, the owner of which paid the Company a management fee of $114,000 in 1996 (Fairfax is a general partner of the owner of this building); (ii) a commercial building in Layton, Utah, the owner of which paid the Company a management fee of $21,000 in 1996; and (iii) a commercial building in Salt Lake City, Utah, the owner of which paid the Company a management fee of $3,000 in 1996 (John Price is the general partner of the owner of this building).

Receipt of Equity Interests by Management

         Of the PDC Units issued in the formation of the Company, 2,964,385 PDC Units (having a value of $51.8 million based on the price of the shares of Common Stock in the IPO) were allocated directly or indirectly to certain executive officers and directors of the Company, including entities they control and trusts established for members of their immediate families, as follows: John Price (2,746,184 PDC
Units); G. Rex Frazier (31,831 PDC Units); Paul K.
Mendenhall (7,112 PDC Units); Martin G. Peterson (20,134
PDC Units); Thomas L. Mulkey (3,291 PDC Units); Greg Curtis (2,975 PDC Units); David R. Sabey (1,595 PDC Units); Warren
P. King (126,297 PDC Units); and Sam W. Souvall (23,371 PDC
Units).

Boise Towne Square Settlement

         On March 17, 1997, a settlement agreement was entered into by the Company, Boise Mall Development Company, Ltd., a Utah partnership which is beneficially owned by, among others, John Price (Chairman of the Board of Directors and Chief Executive Officer of the Company), G. Rex Frazier (President and Chief Operating Officer and a director of the Company), Paul K. Mendenhall (Vice President-Finance and Secretary of the Company), Martin G. Peterson (Vice President-Administration of the Company), Greg Curtis (Vice President-Management of the Company), Warren P. King (a director of the Company), Fairfax and JPET II Company, Ltd.
(a limited partnership in which Mr. Price is the sole general partner ("JPET")) and which contributed Boise Towne Square to the Company ("BMDC"), and the successor to the company that owned a certain parcel adjacent to Boise Towne Square (the "Prior Owner"), which parcel is believed to be the source of an environmental contaminant that has been found to affect Boise Towne Square as well as certain other adjacent parcels. The settlement agreement, which was approved by the unanimous vote of the independent directors of the Board of Directors of the Company, memorializes the final settlement of all claims that the Company and BMDC have against the Prior Owner relating to the environmental condition existing at Boise Towne Square. In connection with the settlement agreement, BMDC, which retained all claims of an environmental nature with respect to Boise
Towne Square that it held on the date of the contribution of such property to the Company, will receive a cash payment totaling $4.5 million for its prior damages. In addition, the Company will receive a cash payment of $1.1 million which is intended to defray, based on independent studies of the condition, the additional costs that may be incurred by the Company in any future expansion of Boise
Towne Square as result of such environmental condition and to reimburse the Company for certain sums escrowed at the time of, and in connection with, its formation and the closing of the IPO. In addition, the Company has received from the Prior Owner a broad indemnification relating to such environmental condition as well as covenant to complete the ongoing remediation of such environmental condition.


             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock and Price Group Stock with respect to (i) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock and Price Group Stock; (ii) the
Named Executive Officers; (iii) the Company's directors;
and (iii) all directors and executive officers of the Company as a group.



              Beneficial Ownership Table(1)

Name and Business Address                           Beneficially            Percent of
    of Beneficial Owner                                 Owned                Shares
----------------------------------------       ----------------------    --------------
John Price(2)                                        3,114,868               15.24%
Warren P. King(3)                                      150,297                  *
G. Rex Frazier(4)                                       65,865                  *
Sam W. Souvall(5)                                       32,061                  *
Paul K. Mendenhall(6)                                   26,865                  *
Thomas L. Mulkey(7)                                     23,291                  *
Allen P. Martindale(8)                                  22,000                  *
David R. Sabey(9)                                       14,961                  *
James A. Anderson(10)                                    8,000                  *
Albert Sussman(11)                                       8,000                  *

All Directors and Executive Officers
of the Company as a Group (12 Persons). . .          3,521,467               16.91

Fairfax Realty, Inc.(12)
35 Century Park-Way
Salt Lake City, Utah  84115 . . . . . . . .          2,787,994               13.82

Fairfax Holding, L.L.C.(13)
35 Century Park-Way
Salt Lake City, Utah  84115 . . . . . . . .          2,356,823               11.82

The Equitable Companies Incorporated(14)
787 Seventh Avenue
New York, New York  10019 . . . . . . . . .          2,055,768               11.69

Cohen & Steers Capital Management, Inc.(15)
757 Third Avenue
New York, New York  10017 . . . . . . . . .          2,332,000               13.26

*          An asterisk indicates ownership of less than 1%.
(1) For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock option or any other right to convert or exchange outstanding securities. The Company is the sole general partner of, and owns an 83% interest in, PDC. PDC
           Units are exchangeable, at the option of the holders thereof, for shares of Common Stock on a one-for-one basis (subject to adjustment in the event of stock splits, dividends, combinations or reclassifications). PDC Units and stock options held by a person are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. The Company has the right to convert any outstanding shares of Price Group Stock on a one-for-one basis into shares of Common Stock in the event that the combined direct or indirect economic interest held by the Price Group in PDC falls below 10%. Even though such economic interest held by the Price Group is not below the 10% level, for purposes of this table, shares of Price Group Stock are deemed to be converted into an equivalent number of shares of Common Stock. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.
(2)        Includes (i) 162,420 PDC Units held by Mr. Price, (ii) 231,171
           PDC Units and 200,000 shares of Price Group Stock held by
           Fairfax, (iii) 2,356,823 PDC Units held by Fairfax Holding,
           L.L.C., a limited liability company in which Mr. Price holds an approximate 83% direct and indirect interest ("Holding"), (iv) 4,454 PDC Units held by JPET, and (v) options to purchase
           106,000 shares of Common Stock. Mr. Price, through his control of Fairfax, Holding and JPET, exercises sole investment and voting power over the PDC Units and shares of Price
           Group Stock held by such entities and disclaims beneficial ownership of the PDC Units held by Holding and JPET, except to the extent of his approximate 83% interest in Holding and his approximate 6% interest in JPET.
(3)        Includes (i) 80,952 PDC Units held by Mr. King, (ii) 16,008
           PDC Units held by Mr. King's wife, Florence K. King, (iii)
           29,337 PDC Units held by W.P. King & Co., a partnership in which Mr. King holds an approximate 5.8% interest, and (iv) options to purchase 24,000 shares of Common Stock.
(4)        Includes (i) 31,831 PDC Units and (ii) options to purchase
           32,175 shares of Common Stock.
(5)        Includes (i) 23,371 PDC Units and (ii) options to purchase
           8,000 shares of Common Stock.  Of the shares of Common
           Stock reported in the table, 2,300 shares are owned of record by S.W. Souvall Co., a partnership in which Mr. Souvall and his wife each hold 2% general partner interests, and 2,300 shares are owned of record by Sary Enterprises, a partnership of which Mr. Souvall and his wife are 11% and 3% owners, respectively. Mr. Souvall disclaims beneficial ownership of the shares of Common Stock held by S.W. Souvall Co. and Sary Enterprises, except to the extent of Mr. and Mrs. Souvall's ownership interests therein.
(6)        Includes (i) 7,187 PDC Units and (ii) options to purchase
           19,428 shares of Common Stock.
(7)        Includes (i) 3,291 PDC Units and (ii) options to purchase
           20,000 shares of Common Stock.
(8)        Includes options to purchase 3,000 shares of Common Stock.
(9)        Includes (i) 1,595 PDC Units and (ii) options to purchase
           13,000 shares of Common Stock.
(10)       Includes options to purchase 8,000 shares of Common Stock.
(11)       Includes options to purchase 2,000 shares of Common Stock.
(12)       Includes (i) 231,171 PDC Units held by Fairfax, (ii) 200,000 shares of Price Group Stock held by Fairfax, and (iii) 2,356,823 PDC Units held by Holding. Fairfax exercises shared investment and voting power with respect to the PDC Units held by Holding and disclaims beneficial ownership of such PDC
           Units, except to the extent of its approximate 42% interest in Holding. All shares beneficially owned by Fairfax and Holding are additionally identified as being beneficially owned by Mr. Price.
(13)       Includes 2,356,823 PDC Units, of which 1,031,979 and
           869,774 PDC Units are additionally identified as being beneficially owned by Mr. Price and Fairfax, respectively.
(14) On its Schedule 13G dated February 12, 1997, filed with the Commission, The Equitable Companies Incorporated, AXA
           Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle,
           Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie
           Mutuelle, AXA Courtage Assurance Mutuelle and AXA reported sole voting power with respect to 1,728,068 shares of Common Stock beneficially owned by them, shared voting power with respect to 325,700 shares of Common Stock beneficially owned by them and sole dispositive power with respect to 2,055,768 shares of Common Stock beneficially owned by them.
(15) On its Schedule 13G dated February 3, 1997, filed with the Commission, Cohen & Steers Capital Management, Inc.
           reported sole voting power with respect to 2,025,900 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 2,332,000 shares of Common Stock beneficially owned by it.


                                        OTHER MATTERS

           The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.


                                        MISCELLANEOUS

           The cost of soliciting proxies will be borne by the Company. This solicitation is being made by mail, but may also be made by officers, directors and regular employees of the Company by telephone, telegraph, facsimile transmission, mail or personal interview. No additional compensation will be given to officers, directors or employees for such solicitation. The Company will request brokers and nominees who hold Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

                                   STOCKHOLDERS' PROPOSALS

           Any stockholder who intends to submit a proposal at the 1998 Annual Meeting of Stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and proxy card must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, deliver the proposal to the Company no later than December 1, 1997. Such proposals should be sent to Paul K. Mendenhall, Secretary, at 35 Century Park-Way, Salt Lake City, Utah 84115.

           A COPY OF THE COMPANY'S ANNUAL REPORT ON
FORM 10-K (FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION AND NEW YORK STOCK EXCHANGE), WHICH
CONTAINS ADDITIONAL INFORMATION ABOUT THE
COMPANY, IS AVAILABLE WITHOUT CHARGE TO ANY
STOCKHOLDER.  REQUESTS SHOULD BE DIRECTED TO
PAUL K. MENDENHALL, SECRETARY, AT 35 CENTURY
PARK-WAY, SALT LAKE CITY, UTAH  84115.

                                      By Order of the Board of Directors,

                                      /s/Paul K. Mendenhall

                                      Paul K. Mendenhall

                                      Secretary
Salt Lake City, Utah
March 31, 1997



                                JP REALTY, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

      The undersigned stockholder of JP Realty, Inc., a Maryland corporation, acting under the laws of the State of Maryland, hereby constitutes and appoints John Price and G. Rex Frazier, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of said corporation to be held on April 30, 1997 at 10:00 a.m. MDT, at the Chamber of Commerce Building, Utah Briefing Center, 6th Floor, 175 East Fourth South, Salt Lake City, Utah 84111, and at any adjournments thereof, and in connection therewith to vote all of the shares of said stock of said corporation which the undersigned would be entitled to vote, as follows on the reverse side of this proxy.

      Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting, all matters presented at the meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy and, with respect to the election of any person as a Director, if a bona fide nominee for the office is named in the Proxy Statement and such nominee is unable to serve or will not serve, to vote for any other person.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                          *  FOLD AND DETACH HERE  *

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JP REALTY, INC.                PLEASE MARK     X
                                                                                                   YOUR VOTE AS
                                                                                                   INDICATED IN
                                                                                                   THE EXAMPLE

1. ELECTION OF DIRECTORS    Nominees:  John Price, G. Rex Frazier, Warren P. King,  2. Proposal to ratify the appointment of
                                       James A. Anderson, Sam W. Souvall               Price Waterhouse as independent
    FOR         WITHHOLD                                                               auditors of the corporation
ALL NOMINEES   AUTHORITY
   LISTED       FOR ALL     (INSTRUCTION TO WITHHOLD AUTHORITY TO VOTE FOR ANY
 (EXCEPT AS     NOMINEES     INDIVIDUAL NOMINEE WRITE THE NAME(S) OF SUCH NOMINEE(S)
 LISTED TO                   BELOW)
   RIGHT)                                                                                    FOR        AGAINST       RETAIN
 <square>      <square>      _______________________________________________________      <square>      <square>      <square>

                                                                                      Each  of  the  above-named proxies present at
                                                                                      said  meeting  either   in   person   or   by
                                                                                      substitute,  shall  have and exercise all the
                                                                                      powers of said proxies hereunder.  This proxy
                                                                                      shall be voted in accordance with the choices
                                                                                      specified by the undersigned  on  this proxy.
                                                                                      IF  NO  INSTRUCTIONS  TO  THE  CONTRARY   ARE
                                                                                      INDICATED  HEREON  THIS PROXY WILL BE TREATED
                                                                                      AS  A  GRANT OF AUTHORITY  TO  VOTE  FOR  THE
                                                                                      ELECTION OF THE NOMINEES  FOR  THE  BOARD  OF
                                                                                      DIRECTORS  NAMED  ABOVE  AND  AS  A  GRANT OF
                                                                                      AUTHORITY TO VOTE  FOR  THE  PROPOSALS STATED
                                                                                      ABOVE   AND  ON   ANY  OTHER  MATTER  TO   BE
                                                                                      VOTED UPON.

                                                                                            The undersigned acknowledges receipt of
                                                                                      the  Notice   of  Annual  Meeting  and  Proxy
                                                                                      Statement relating to the meeting.

                                                                                           PLEASE SIGN,  DATE AND RETURN YOUR PROXY
                                                                                      PROMPTLY  IN  THE  POSTAGE  PREPAID  ENVELOPE
                                                                                      PROVIDED.

Signature(s)__________________________________________________________________________________  Date:______________________________
IMPORTANT:  In signing this proxy, please sign your name or names on the signature  line  in  the same manner as it appears on your stock certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.
EACH JOINT TENANT SHOULD SIGN.
                                          *  FOLD AND DETACH HERE  *